Exhibit 1.02

CONFLICT MINERALS REPORT

Company Overview

Joe’s Jeans Inc.’s (“Joe’s” or the “Company”) principal business activity is the design, development and worldwide marketing of apparel products.  The Company’s product line includes denim jeans, pants, dresses, skirts, shirts, sweaters, jackets and other apparel products and accessories.  Following a review of products, the Company identified that certain products that it contracted to be manufactured in calendar year 2013 may contain trace amounts of tin or gold used for ornamental or decorative purposes, but based on discussions with and representations made by the relevant suppliers, reasonably determined that such products did not have any gold, tin, tantalum, or tungsten (“Conflict Minerals”) that were necessary to their functionality or production.

The Company is committed to the responsible sourcing of Conflict Minerals that are necessary to the production or functionality of products that it contracts to be manufactured and intends to adopt a Conflict Minerals Policy, which will be available on the Company’s investor relations page of its public website, www.joesjeans.com.

Reasonable Country of Origin Inquiry and Source of Chain of Custody

The Company has conducted and continues to conduct a good faith inquiry reasonably designed to determine whether any Conflict Minerals contained in products that the Company contracted to be manufactured during calendar year 2013 originated in the Democratic Republic of Congo or an adjoining country (“Covered Countries”) or came from recycled or scrap sources.  A detailed description of the Company’s inquiry follows.

•                  The Company reviewed certain products which it contracted to be manufactured during calendar-year 2013 that it reasonably believed might contain Conflict Minerals.

•                  Joe’s submitted components of certain products that it reasonably believed might contain conflict minerals to an independent laboratory to test their Conflict Mineral content.  Based on the laboratory results, Joe’s identified three suppliers as likely supplying components that contained conflict minerals that were included in products that Joe’s contracted to be manufactured (“Tier-1 Suppliers”).

•                  The Company drafted a Conflict Minerals supplier certification and product questionnaire based largely on the template created by the Electronic Industry Citizenship Coalition (“EICC”).  The certification and questionnaire requested that suppliers confirm the presence of Conflict Minerals in the materials or components they supplied to the Company that were incorporated in products that Joe’s contracted to be manufactured during the reporting period and requested information regarding the origin and chain of custody of those minerals.

•                  Joe’s sent the certification and questionnaire to identified Tier-1 Suppliers and to substantially all other suppliers (“Tier-2 Suppliers”).  Joe’s received responses from each of its identified Tier-1 Suppliers indicating that the Conflict Minerals included in the components they supply to Joe’s (i) are used for decorative or ornamental purposes (i.e., are not necessary to the functionality or production of such components), and (ii) can reasonably be believed to have originated outside the Covered Countries.

•                  Based on the nature of the products supplied by its Tier-2 Suppliers, Joe’s conducted reasonable follow-up as it determined necessary to request responses, or to clarify the responses it received.

•                  One of Joe’s Tier-2 Suppliers that provides hang tags and labels (which are not necessary to the functionality of products) indicated that it provided Joe’s with a component that included Conflict Minerals that can reasonably be believed to have originated outside the Covered Countries.

•                  As a result of the questionnaire Joe’s circulated to its suppliers requesting information regarding the origin and chain of custody of any Conflict Minerals, some of Joe’s suppliers provided a list of smelters used to process Conflict Minerals that may be contained in goods supplied to their customers (regardless of whether such Conflict Minerals are necessary to the functionality or production of Joe’s products). Based on information available on the Conflict Free Sourcing Initiative’s (“CFSI”) website, of the seven smelters identified, it appears that six have been designated as “conflict free” under CFSI’s Conflict Free Smelter Program. One smelter has been designated as “Active” in the CFSI Conflict Smelter Program.

Due Diligence Process

Joe’s has taken or is taking steps to implement a Conflict Minerals Due Diligence Process that conforms to the Organization for Economic Cooperation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition), with reasonable modifications given the size of the Company, its position in the supply chain, and the risk that products that it manufactures or contracts to manufacture contain necessary Conflict Minerals.  Joe’s Conflict Minerals due diligence program includes five components:

1.              Establish Strong Company Management Systems

The Company intends to adopt a publicly available Conflict Minerals policy.  This policy will reflect the Company’s support for the purpose and intent of Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”). The policy will also reflect the Company’s expectation that its suppliers will assist the Company in its efforts. The Conflict Minerals Policy will be available on the Company’s investor relations page of its website at www.joesjeans.com upon its adoption.

Additionally, Joe’s will include terms and conditions in Tier-1 supplier agreements and other new and renewed supplier agreements communicating Joe’s policy and its expectations with regard to responsible minerals sourcing.

Joe’s has established an internal supply chain due diligence team responsible for implementing and conducting the Company’s Conflict Minerals Due Diligence Process.  The Company has an existing grievance mechanism that the Company intends to expand to the reporting of concerns relating to Conflict Minerals.

2.              Identify and Assess Risk in the Supply Chain

The Company conducted a reasonable review of certain products that it contracts to be manufactured and submitted samples of representative components that it reasonably believed might contain Conflict Minerals to an independent laboratory to test their Conflict Mineral content.  Joe’s will continue to review products that it contracts to be manufactured and assess the risk that they contain Conflict Minerals that are necessary to their functionality or production.  Joe’s implemented a reasonable country of origin inquiry process and will continue to conduct reasonable inquiries into the source and chain of custody of Conflict Minerals that are necessary to the functionality or production of products that it contracts to be manufactured.  See the disclosure under “Reasonable Country of Origin Inquiry and Source of Chain of Custody,” above.

3.              Design and Implement a Strategy to Respond to Identified Risks

Joe’s implemented a reasonable country of origin inquiry process and inquiries into the source and chain of custody of Conflict Minerals and will record and continue to track the results of ongoing inquiries.  Joe’s will include terms and conditions in contracts with Tier-1 suppliers and new and renewed suppliers.  Such terms and conditions will be designed to further identify and limit the risk of Conflict Minerals in Joe’s supply chain.  See the disclosure under “Reasonable Country of Origin Inquiry and Source of Chain of Custody,” above.

4.              Carry Out Independent Third-Party Audits of Smelter/Refiner’s Due Diligence Practices.

Joe’s does not have direct relationships with Conflict Minerals smelters or refiners and therefore does not perform or direct audits of these entities. Joe’s current efforts focus on cooperation with suppliers to identify such smelters or refiners and reliance on audits and certifications of such smelters or refiners by industry groups such as the EICC.

5.              Report on Supply Chain Due Diligence to a Governmental Body.

Joe’s submits this Conflict Minerals Report to the Securities and Exchange Commission (the “SEC”) and such report is made available on the Company’s investor relations page of its website at www.joesjeans.com.

Risk Factors

The statements above are based on the reasonable country of origin inquiry process and due diligence performed in good faith by the Company. This disclosure is based on the infrastructure and information available at the time. A number of factors could introduce errors or otherwise affect the Company’s disclosure.

These factors include, but are not limited to, gaps in product or product content information, gaps in supplier data, gaps in smelter data, errors or omissions by or of suppliers, uncertainty regarding the requirements of Rule 13p-1 under the Securities Exchange Act of 1934, as amended, gaps in supplier education and knowledge, lack of timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier and smelter unfamiliarity with the protocol due to this being the first year for SEC disclosures for Section 1502 of Dodd-Frank, oversights or errors in conflict free smelter audits, and smuggling of Conflict Minerals to countries beyond the Covered Countries.

Forward-Looking Statements

This Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward-Looking Statement”). The words “will,” “intend,” “anticipate,” “believe,” “ensure,” “expect,” “if,” “estimate,” “project,” “foresee,” “predict,” “outlook,” “aim,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify Forward-Looking Statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such Forward-Looking Statements.  The Company undertakes no obligation to publicly update or revise any Forward-Looking Statement, except as may be required by applicable law.